Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors:	Susan Cramer	Media:	Ann Smith
	(201) 269-6187		201-269-5984
	susan_cramer@medco.com		ann_smith@medco.com

Medco Health Solutions Board Approves $1 Billion Increase

In Stock Repurchase Program

FRANKLIN LAKES, N.J., Dec. 7, 2005 – Medco Health Solutions, Inc. (NYSE: MHS) today announced that its Board of Directors has unanimously approved a $1 billion increase over two years in its ongoing stock repurchase program, bringing the total value of the current initiative to $1.5 billion. Under the plan, shares are purchased in the open market at times and in amounts deemed appropriate by the company’s Board and senior management.

In August, the Board authorized an initial $500 million repurchase program; to date the company has repurchased shares valued at more than $330 million.

“The Board’s decision reflects a commitment and confidence in the company’s ability to efficiently use its financial strength to build even greater long-term value for our shareholders,” said David B. Snow Jr., Medco chairman, president and CEO. “The Board will regularly review the repurchase program, along with other strategies, such as accelerated retirement of debt and business acquisitions, to use cash flows generated by the enterprise.”

About Medco

Medco Health Solutions, Inc. (NYSE:MHS) is a leader in managing prescription drug benefit programs that are designed to drive down the cost of pharmacy healthcare for private and public employers, health plans, labor unions and government agencies of all sizes. With its technologically advanced mail-order pharmacies and its award-winning Internet pharmacy, Medco has been recognized for setting new industry benchmarks for pharmacy dispensing quality. Medco serves the needs of patients with complex conditions requiring sophisticated treatment through its specialty pharmacy operation, which became the nation’s largest with the 2005 acquisition of Accredo Health. Medco, the highest-ranked prescription drug benefit manager on Fortune magazine’s list of “America’s Most Admired Companies,” is a Fortune 50 company with 2004 revenues of $35 billion. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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